Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:

EAS & Associates:

Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 884-0185
(650) 306-1650

LANDEC CORPORATION REPORTS SECOND QUARTER

FISCAL YEAR 2004 RESULTS

MENLO PARK, CA — January 8, 2004 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the second quarter ended November 30, 2003.  Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

“Landec’s second quarter and year-to-date financial results are in line with our plan for fiscal year 2004.  Due to the overall seasonality of our business, we expect the first half of the year to show losses, and the second half and the full year to be profitable,” stated Gary Steele, President and CEO of Landec.

The following key milestones were completed in the first six months of this fiscal year:

•       Increased value-added specialty packaging vegetable revenues by 18% and gross profits by 26% compared to the same period in the prior year.

•       Exited the business of selling domestic commodity vegetable products in June.

•       Entered into an exclusive marketing agreement with Dole Fresh Vegetables, Inc., for our food subsidiary, Apio, Inc., to sell and distribute a line of fresh cut produce under the Dole® brand in the United States.

•       Completed the first round of new banana market trials utilizing our technology.

•       Reduced long-term debt by $1.2 million to $5.0 million from $6.2 million at May 25, 2003.

•       Increased Landec Ag’s working capital line of credit by $4.5 million to $7.5 million.

•       Established for Apio a new $12 million working capital line of credit and a $3 million equipment line of credit with better terms and more favorable financial covenants.

•       Received coverage from one additional financial analyst.

Total revenues for the quarter were $43.3 million versus revenues of $39.8 million for the same period a year ago.  The Company reported a net loss for the quarter of $1.6 million or $0.08 per diluted share compared to a net loss of $2.7 million, or $0.15 per diluted share, for the same period last year.  The net loss from continuing operations during the second quarter of fiscal year 2004 was $1.6 million or $0.08 per diluted share compared to a net loss from continuing operations of $1.1 million or $0.06 per diluted share in the same quarter last year.

Revenues for the first six months of fiscal year 2004 were $85.1 million versus revenues of $84.7 million a year ago.  The Company reported a net loss for the first six months of fiscal year 2004 of $2.2 million or $0.11 per diluted share compared to a net loss of $3.3 million or $0.18 per diluted share in the first six months of the prior year.  The net loss from continuing operations for the first six months of fiscal year 2004 was $2.2 million or $0.11 per diluted share compared to a net loss from continuing operations of $1.7 million or $0.09 per diluted share in the same period last year.

“The results for the second quarter and the first six months of fiscal year 2004 are in line with achieving our goal of continuing to grow Apio’s technology-based specialty packaging produce business, while at the same time reducing Company-wide operating costs,” stated Steele. “During the first six months of fiscal year 2004, Apio’s net income nearly doubled to $2.1 million while Company-wide operating expenses were reduced by $2.0 million or 14%.”

“We continue to focus on our four primary objectives for our fiscal year ending May 30, 2004: (1) continue to grow our food and ag technology revenues, (2) increase profits, (3) expand commercial sales of our banana packaging technology to retail and food service companies and, (4) continue to strengthen our balance sheet.  Based on our year-to-date results, we are on our way to achieving each of these goals,” commented Steele.

“During the second quarter, sales of our value-added specialty packaging vegetable products grew to $22.8 million compared to $19.3 million for the same period last year and gross margins increased to 16% from 14% during the same period a year ago,” stated Steele.  “For the first six months of fiscal year 2004, sales of our value-added specialty packaging vegetable products grew to $45.1 million compared to $38.2 million for the same period a year ago and gross margins increased to 17% from 16% during the same period last year.  Notably, sales of our Eat Smart® 12-ounce specialty packaged retail product line grew 30% and 41%, respectively, during the three and six month periods ended November 30, 2003 compared to the same periods last year.  In addition, sales of our Eat Smart vegetable tray product line grew 51% and 88%, respectively, during the three and six month periods ended November 30, 2003 compared to the same periods last year.  According to A.C. Nielsen, Apio increased its position as the number one supplier of vegetable trays to retail grocery stores in the United States, capturing 29% of the vegetable tray market for the three months ended September 30, 2003, an increase of six percentage points from 23% for the three months ended June 30, 2003.  This market share was based on sales for retail grocery stores that report to A.C. Nielsen with average annual revenues over $2 million during the three months ended June 30, 2003 and September 30, 2003.”

The results for the second quarter and first six months of fiscal year 2004 reflect the Company’s decision to exit the domestic commodity vegetable business which culminated in the sale of that business in June 2003.  As a result of the sale of the domestic commodity vegetable business, there were no revenues or gross profits from selling domestic commodity vegetable products during the second quarter of fiscal year 2004, compared to $5.3 million and $1.6 million, respectively, for the same period last year.  For the six months ended November 30, 2003, revenues and gross profits from the sale of domestic commodity vegetable products were $1.6 million and $571,000, respectively, compared to $10.3 million and $2.5 million, respectively, for the six months ended December 1, 2002.  Offsetting the reductions in gross profits from the sale of domestic commodity vegetable products was a reduction of operating expenses for the three and six-month periods ended November 30, 2003 of $1.2 million and $2.0 million, respectively, versus the same periods in the prior year.

The results for the prior year three and six month periods ended December 1, 2002 included a loss from discontinued operations as a result of the sale of Dock Resins Corporation of $1.7 million or $0.09 per diluted share.  In addition, included in the loss from continuing operations for the six months ended December 1, 2002 was a gain from the sale of Apio’s fruit processing facility of $436,000 or $0.02 per diluted share.

“The increase in the net loss from continuing operations for the quarter and the first six months of fiscal year 2004 of $533,000 and $549,000, respectively, compared to the same periods last year is primarily due to 1) a reduction in Corporate gross profits from license fees and research and development activities of $784,000 for the second quarter and $1.5 million for the first six months of fiscal year 2004 as the Company shifts its focus to supply and royalty agreements, 2) a reduction in gross profits from service revenues of $1.5 million for the second quarter and $1.8 million for the first six months of fiscal year 2004 due to the sale of Apio’s domestic vegetable business in June 2003 and 3) a reduction in gross profits from the sale of Eat Smart bananas of $392,000 during the second quarter and $476,000 for the first six months of fiscal year 2004 compared to the same periods a year ago.  These reductions in gross profits were partially offset by 1) increases in gross profits from Apio’s value added specialty packaging vegetable business during the three and six month periods ended November 30, 2003 of $953,000 and $1.6 million, respectively, compared to the same periods of the prior year and 2) reduced operating expenses of $1.2 million for the second quarter and $2.0 million for the first six months of fiscal year 2004 compared to the same periods last year.  In addition, the prior year six-month loss was reduced by the $436,000 gain from the sale of Apio’s fruit processing facility,” commented Steele.

 “As announced during our conference call in June, we have entered into an exclusive packaging and marketing agreement with Dole Fresh Vegetables, Inc., for Apio to sell and distribute a line of fresh-cut produce under the Dole® brand in the United States.  This agreement should expand Apio’s presence in the fresh-cut vegetable category through the sales and distribution of both the Dole brand and our existing Eat Smart brand.  We have recently launched our Dole branded pre-cut vegetable products, and examples of the products and packaging designs were displayed at the Produce Marketing Association (PMA) Fresh Summit Convention October 19-21, 2003,” added Steele.

“For the banana packaging technology program, our R&D and trial work continues to be focused on retail and food service market trials and on developing new package sizes for customers that will allow bananas to be sold in ways that are unique to the industry,” noted Steele.  “Our first round of new market trials were completed last month and results were positive.  The second round of new trials are planned to begin next month and should be completed during our fourth fiscal quarter.  Although we expect to expand commercial sales in the next six months, we do not expect any significant commercial sales of our banana packaging technology during the remainder of this fiscal year.  Based on continued successful market trials, we plan to begin the commercial marketing of our consumer-size packaging format early next fiscal year.”

“Turning to our seed business,  Landec Ag’s Early Plant™ hybrid corn program progressed very well during 2003.  Current testimonials from farmers with recent harvest information show that Early Plant corn delivers yield increases, on average, when compared to corn planted at normal planting times.  Progress is also indicated by the fact that the Company estimates that the acres planted with Early Plant corn could double from 40,000 acres in 2003 to 80,000 acres in 2004,” added Steele.

                Commenting on the financial condition of the Company, Steele said, “During the six month period ended November 30, 2003, we continued to pay down long-term debt.  We reduced our long-term debt $1.2 million from $6.2 million at May 25, 2003 to $5.0 million at the end of the second quarter of fiscal year 2004.  The cash decrease of $1.4 million during the first six months of fiscal year 2004 was primarily due to (a) the purchase of $1.7 million of property, plant and equipment, (b) the net reduction of long-term debt of $1.2 million and, (c) the net reduction of payables of $5.6 million, partially offset by (a) net borrowings under the Company’s lines of credit of $5.9 million and (b) a $657,000 reduction in restricted cash.  As of November 30, 2003, the cash balance was $2.3 million and we had availability under our lines of credit of $2.9 million.  In addition, the $1.7 million of restricted cash should become available for use within the next four months as we pay off a capital lease and upon the release of funds held in escrow pursuant to the Dock Resins Stock Purchase Agreement.  During our third fiscal quarter, Landec Ag will collect a majority of its annual cash flow from seed sales, a portion of which will be used to payoff its line of credit and pay for its remaining seed inventory.”

                The significant increases in inventory, deferred revenue and the amount outstanding under the Company’s lines of credit during the six months ended November 30, 2003 are due to the seasonal nature of our Landec Ag seed business.  Deposits on future seed shipments are recognized as deferred revenue when collected and payments for seed corn using funds borrowed under Landec Ag’s line of credit are recorded as inventory.  As the seed corn is shipped, which begins in February, the deferred revenue will be recognized as revenue and the inventory as cost of sales.  The significant decreases in accounts receivable and payables during the six months ended November 30, 2003 are directly attributable to the Company exiting the selling of domestic commodity vegetable products.

“Landec’s proprietary temperature-activated Intelimer® polymers solutions are patent protected and are changing the economics and the quality of the food and seed products we have targeted.  In addition, our technology is opening up new solutions in the medical, consumer and industrial markets.  We have numerous technology-driven applications in our pipeline and look forward to developing several new products during the upcoming year,” concluded Steele.

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

During the last twelve months, Apio has introduced twenty-seven new value-added produce product offerings, including sixteen new Dole branded products.  In addition, Apio has expanded its retail and club store presence to over 9,900 stores, an increase of 1,200 stores during the last twelve months.

The success of Landec’s Intelimer-based food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value added products that bring real differentiation to retailers and to growers.  As a result, Apio’s Eat Smart vegetable products using our proprietary specialty packaging grew to 53% of Apio’s revenues during the first six months of fiscal year 2004 from 46% during the same period last year.

During the first six months of fiscal year 2004, Apio continued to grow its value-added business.  Sales from the three fastest-growing product lines, which include vegetable trays, 12-ounce retail packages, and iceless case liner products, collectively grew 54% compared to the same period of the prior year.

In addition, Apio recently launched the Dole branded pre-cut vegetable products, and examples of the products and packaging designs were displayed at the Produce Marketing Association (PMA) Fresh Summit Convention October 19-21, 2003.

Landec Ag’s Intellicoat® Seed Coating Product Sales Accelerate

Landec Ag, the Company’s Intellicoat seed coating subsidiary, commercially launched its Early Plant hybrid corn during 2003.  Early Plant hybrid corn joins the existing line-up of Landec Ag commercial products which include Pollinator Plus® coatings for inbred corn seed, Relay™ Intercropping of wheat and Intellicoat coated soybean, Fielder’s Choice Direct® hybrid corn and the Harvestar™ product line, which offers high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant hybrid corn is designed to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, by using Landec Ag’s proprietary Intellicoat coating which prevents germination until the soil reaches the optimal soil germination temperature.  Otherwise, planting earlier in cold, wet soil could cause poor or no germination to occur.  Allowing the farmer to have a wider planting window lowers costs, reduces risks associated with late planting and potentially increases yields across the entire farming operation. The program for Early Plant hybrid corn increased three-fold to over 40,000 acres in the spring of 2003 from 13,000 acres in 2002, and the Company estimates that the acres to be planted in the spring of 2004 could more than double the acres planted in 2003.

In Early Plant corn trials conducted in 2002, the Intellicoat coated seeds showed better, more uniform emergence and higher stand counts for improved yield potential when compared to uncoated corn seeds.  Landec Ag’s commercial launch of its Intellicoat Early Plant corn seed coating technology included its Fielder’s Choice Direct brand of hybrid seed corn and the hybrid corn seeds of two regional seed companies. Current testimonials from farmers with recent harvest information for 2003 show that Early Plant corn yielded on average an increase in bushels per acres compared to corn planted at normal planting times.  In addition, during 2003 34 U.S. seed companies conducted separate evaluations of the Intellicoat Early Plant hybrid corn technology on their own hybrids, up from eight seed companies conducting similar trials in 2002.

Landec Ag’s first Intellicoat-based commercial product is called Pollinator Plus.  Pollinator Plus seed coatings are applied to inbred seed corn to delay seed germination and extend the pollination window thus reducing risks and increasing yields for seed companies. Pollinator Plus is already being used by 30 major seed companies in the production of hybrid seed corn.  This product line has been planted on over 60,000 acres in 2003.  Also in 2003, Landec Ag has entered into a joint licensing agreement with Incotec International BV, a recognized world leader in seed coating enhancement technologies, which will make Pollinator Plus coatings available to the European Union market starting this fiscal year.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach - eDC™, which is supported by its sophisticated telephonic and electronic call center.

Landec Second Quarter 2004 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Friday, January 9, 2004, during which senior management of Landec will present an overview of results for the second quarter and outlook for the rest of fiscal year 2004.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (800) 283-1485 or (703) 736-7226 at least 5 minutes prior to the start.  A replay of the call will be available through Friday, January 16th by calling (888) 836-6074 or (703) 925-2505, code #352577.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2003.  (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.)  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will become or remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION

Consolidated Condensed Balance Sheets

(In thousands)

	November 30,	May 25,
	2003	2003
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,296	$3,699
Restricted cash	1,725	2,382
Accounts receivable, net	13,120	17,313
Inventory	16,432	11,716
Investment in farming activities	543	50
Notes and advances receivable	1,727	2,395
Prepaid expenses and other current assets	2,606	1,614
Total Current Assets	38,449	39,169

Property and equipment, net	18,440	18,511
Intangible assets, net	37,691	37,826
Other assets	1,593	1,381
	$96,173	$96,887

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,245	$14,010
Grower payables	—	3,796
Accrued compensation	1,172	1,223
Other accrued liabilities	3,141	3,931
Deferred revenue	3,610	719
Lines of credit	13,161	7,244
Current maturities of long term debt	1,777	2,375
Total Current Liabilities	35,106	33,298

Non-current portion of long term debt	3,235	3,875
Other non-current liabilities	681	760
Minority interest	1,218	1,051

Shareholders’ Equity:
Convertible preferred stock	5,759	5,531
Common stock	110,337	110,100
Accumulated deficit	(60,163)	(57,728)
Total Shareholders’ Equity	55,933	57,903
	$96,173	$96,887

LANDEC CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	November 30,	December 1,	November 30,	December 1,
	2003	2002	2003	2002
Revenues:
Product sales	$41,989	$32,480	$80,816	$70,153
Services revenues	1,072	6,386	3,909	12,533
Research, development, and royalty revenues	182	356	299	709
License fees	22	605	44	1,258
Total revenues	43,265	39,827	85,068	84,653

Cost of revenue:
Cost of product sales	37,796	28,985	71,688	62,492
Cost of services revenues	439	4,294	2,269	9,122
Total cost of revenue	38,235	33,279	73,957	71,614

Gross profit	5,030	6,548	11,111	13,039

Operating costs and expenses:
Research and development	997	1,140	1,918	1,973
Selling, general and administrative	5,221	6,265	10,704	12,645
Total operating costs and expenses	6,218	7,405	12,622	14,618
Operating loss	(1,188)	(857)	(1,511)	(1,579)

Interest income	38	17	91	94
Interest expense	(259)	(104)	(533)	(540)
Other (expense) income	(174)	(106)	(254)	367
Net loss from continuing operations	(1,583)	(1,050)	(2,207)	(1,658)
Loss on sale of discontinued operations	—	(1,688)	—	(1,688)
Net loss	(1,583)	(2,738)	(2,207)	(3,346)
Dividends on Series B preferred stock	(115)	(106)	(228)	(210)
Net loss applicable to common shareholders	$(1,698)	$(2,844)	$(2,435)	$(3,556)

Basic and diluted net loss per share:
Net loss from continuing operations	$(0.08)	$(0.06)	$(0.11)	$(0.09)
Net loss from discontinued operations	—	(0.09)	—	(0.09)
Basic and diluted net loss per share	$(0.08)	$(0.15)	$(0.11)	$(0.18)

Shares used in basic and diluted per share computations	21,231	19,421	21,215	19,371

LANDEC CORPORATION

SECOND QUARTER ENDED NOVEMBER 30, 2003

QUESTIONS AND ANSWERS

1)     What are the primary areas of operational focus for the Company during the remainder of fiscal year 2004?

During the two remaining quarters of fiscal year 2004, the Company will be focusing on the following areas of operation:

a.     With our proprietary packaging technology for bananas, we plan to accomplish the following:

1.     Work on our own and with multinational banana shippers to conduct market tests with bananas utilizing our technology in various formats in retail grocery store and food service trials.

2.     Continue selling banana packaging using our technology to the food service industry.

3.     Continue developing alternative packaging formats for the retail and food service customers using our technology.

4.     Work with multinational banana shippers to validate the concept of using our membrane technology for extending the shelf life of bananas and other varieties of produce in shipping containers.

b.     Grow Apio’s Eat Smart value-added technology-based vegetable business by 20% or more on an annual basis.

c.     Expand Apio’s value-added business through use of its exclusive marketing agreement with Dole Fresh Vegetables, Inc.

d.     Increase gross margins in Apio’s value added business by reducing production costs and focusing on higher margin products.

e.     Grow Landec Ag’s uncoated seed revenues by 10% to 20% and its Intellicoat coated seed revenues by 50% or more on an annual basis.

f.      Generate positive cash flow from operations.

g.     Expand a supply agreement collaboration in the personal care field.

2)     What is the current status of the banana program?  How much did the Company invest in the program during the first six months of fiscal year 2004?

We recently completed the first round of new retail and food service market trials under various packaging formats including a consumer-size package (approximately one hand of bananas) and the traditional 40-pound retail carton.  The results of the trials were positive.  We will begin the second round of market trials next month.  The second round of new trials will be focused on (1) the consumer-size package for both retail and food service, (2) the 40-pound carton for retail and (3) a 20-pound carton for food service.  The results of these trials will dictate when and how we will commercially expand our banana technology.  For the six months ended November 30, 2003, the Company had net expenditures of  $1.3 million in its banana packaging program.

3)     What is the status of the introduction of Dole branded specialty packaging products?

We have begun selling sixteen Dole branded bagged and vegetable tray products to retailers and club stores.  Our initial market focus is on major national chains in the Northeast and Midwest.  Sales of the Dole branded products had little impact on the results during the second quarter because they were not commercially available for sale until late October.  We expect the Dole line of products to contribute to revenues and profits beginning in the third quarter of fiscal year 2004.

4)     What is the expected growth and profitability of your core businesses for fiscal year 2004?

For Apio’s value-added specialty packaging business our goal is to grow revenues by 20% or more and generate gross margins of 18-20%.  We expect that value-added, specialty packaging revenues will exceed 65% of Apio’s fiscal 2004 total revenues.

For Apio’s export commodity business, our goal is to grow revenues by 10% or more annually while maintaining historical commissions of 5%.

For Landec Ag, our goals are to grow the uncoated hybrid seed business by 10% or more and the Intellicoat coated seed business by 50% or more while maintaining historical gross margins of 40% or more.

5)     What levels of capital and R&D expenditures are expected in order to grow your core businesses?

For FY 2004 and FY 2005, we expect capital expenditures to be in the $3 million to $4 million range per year as we expand and further automate our food processing and seed coating capabilities.  We expect R&D expenses to remain comparable to the $3.9 million level for the twelve-month period ended May 25, 2003.

6)     What is the current outlook for Early Plant Corn in 2004?

Current and projected orders indicate that the acres planted with Early Plant Corn could double from 40,000 acres in 2003 to around 80,000 acres in 2004.  The corn won’t be planted until at least March so we still have a couple of months of selling ahead of us.  We are starting to see excellent testimonials from farmers who used the Early Plant Corn last Spring.  We believe that the best way to market and promote this product is through testimonials from our customers.  Testimonials can be accessed on our website at www.landec.com under “Investor Relations” by selecting the “Articles” tab.

7)     Has the Company experienced any winter produce sourcing issues in fiscal year 2004?

Sourcing produce, especially in the winter months, is subject to weather forces outside of our control and is an inherent risk of Apio’s business.  During the past year we have put forth a concerted effort to minimize this risk by implementing enhanced purchasing and inventory controls and increasing available sources of produce.  As a result of these efforts, the Company did not experience any significant negative impact from sourcing produce during the first six months of fiscal year 2004.  During the last week of December and first week of January, the entire broccoli industry experienced severe produce shortages because of unseasonably cold and wet weather in the primary produce sourcing regions of Southern California and Arizona.  These produce shortages have impacted our ability to fill all of our value added orders during these two, high demand, weeks.  The financial impact of these produce shortages cannot be estimated at this time..

8)     The Company’s cash position is $2.3 million at November 30, 2003.  Does the Company have enough cash resources to continue to effectively operate?

In addition to the $2.3 million, the Company has $1.7 million of restricted cash which should become available for use within the next four months as we pay off a capital lease, and upon the release of funds held in escrow pursuant to the Dock Resins Stock Purchase Agreement.

Also, during the last two years, the Company has paid down long-term debt by nearly 75% to $5.0 million from $17.8 million.  This is reducing our annual principal and interest payments by approximately $3.7 million.  In addition, at November 30, 2003, the Company had $2.9 million available under its lines of credit.

With our plan to be profitable in fiscal year 2004, the Company expects that cash from operations coupled with lower debt payments and reduced liabilities, should provide sufficient cash resources to effectively operate the business for the foreseeable future.

9)     How do the results from continuing operations by line of business for the three and six months ended November 30, 2003 compare with the same periods last year?

The results from continuing operations for the three and six months ended November 30, 2003 compared to the same periods a year ago are as follows (unaudited):

	Three months ended 11/30/03	Three months ended 12/1/02	Six months ended 11/30/03	Six months ended 12/01/02
Revenues:
Apio non-service (a)	$42,065	$32,677	$80,754	$70,432
Apio-service	1,072	6,386	3,909	12,533
Total Apio	43,137	39,063	84,663	82,965
Landec Ag	19	(72)	146	(29)
Corporate	109	836	259	1,717
Total Revenues	43,265	39,827	85,068	84,653

Gross Profit:
Apio non-service	4,303	3,543	9,190	7,802
Apio service	633	2,092	1,640	3,411
Total Apio	4,936	5,635	10,830	11,213
Landec Ag	7	77	48	109
Corporate	87	836	233	1,717
Total Gross Profit	5,030	6,548	11,111	13,039

R&D:
Apio	386	508	721	880
Landec Ag	284	317	546	553
Corporate	327	315	651	540
Total R&D	997	1,140	1,918	1,973

S,G&A:
Apio	2,827	3,994	6,263	7,960
Landec Ag	1,664	1,646	3,071	3,436
Corporate	730	625	1,370	1,249
Total S,G&A	5,221	6,265	10,704	12,645

Other (b):
Apio	(895)	(754)	(1,738)	(1,223)
Landec Ag	(392)	(257)	(744)	(499)
Corporate	892	818	1,786	1,643
Total Other	(395)	(193)	(696)	(79)

Net Income (Loss):
Apio	828	379	2,108	1,150
Landec Ag	(2,333)	(2,143)	(4,313)	(4,379)
Corporate	(78)	714	(2)	1,571
Net Loss from continuing ops.	$(1,583)	$(1,050)	$(2,207)	$(1,658)
Basic and Diluted Net Loss Per Share	$(0.08)	$(0.06)	$(0.11)	$(0.09)
Basic and Diluted Shares	21,231	19,421	21,215	19,371

a)    Apio’s non-service business includes its value-added specialty packaging products and its commission-based commodity export business.

b)    Included in Other is net interest expenses, non-operating income/expenses and corporate management fees charged to Apio and Landec Ag by Corporate.